Exhibit 99.1

ATI Third Quarter 2015 Results In Line With Prior Guidance

Third Quarter 2015 Results

  Sales were $833 million
    High Performance Materials and Components sales were $475 million
    Flat Rolled Products sales were $358 million
  Business segment results were a loss of $73 million
  Net loss attributable to ATI was $145 million, or $(1.35) per share, including a $76 million pretax non-cash charge for Net Realizable Value (NRV) inventory reserves and a $64 million net of tax, non-cash charge for income tax valuation allowances
  Net loss attributable to ATI excluding the NRV and income tax charges was $31 million, or $(0.29) per share
  HRPF fully operational, with Rotary Crop Shear repairs completed
  Cash on hand was $198 million with total liquidity of approximately $590 million

PITTSBURGH--(BUSINESS WIRE)--October 20, 2015--Allegheny Technologies Incorporated (NYSE: ATI) reported third quarter 2015 sales of $833 million and a net loss attributable to ATI of $145 million, or $(1.35) per share, in line with prior guidance provided on October 6, 2015. Excluding the non-cash charges for NRV inventory reserves and income tax valuation allowances, the net loss attributable to ATI was $31 million, or $(0.29) per share.

Sales declined 19% compared to the second quarter 2015, when ATI reported a net loss of $16 million, or $(0.15) per share.

“This was a very challenging quarter due to difficult business conditions, especially in the Flat Rolled Products segment, further weakening in demand from the oil & gas markets, and continued weak demand for forged products from the construction and mining market,” said Rich Harshman, Chairman, President and CEO. “Sales to the oil & gas market in the High Performance Materials and Components segment were down 34% compared to the second quarter 2015, and Flat Rolled Products segment sales to the oil & gas market were 60% lower as we completed shipments of a large oil & gas pipeline project early in the third quarter.”

Total segment operating results were a loss of $73 million. As previously announced, in the 2015 third quarter ATI changed the method of determining segment operating results to better reflect performance. Comparative results for prior periods also reflect this reporting change. Segment results now exclude all effects of LIFO inventory accounting and any related changes in NRV reserves currently required to offset ATI’s aggregate net debit LIFO valuation balance. This unusual situation of a LIFO balance that increases inventory value over replacement cost has developed over the past several years due to significant declines in most raw material values.

In addition, segment results now include all applicable retirement benefit expense for pension and other postretirement benefit plans, which were $18 million in both the third quarter and second quarter 2015, and $21 million in the third quarter 2014. Prior to this change most applicable retirement benefit expenses were not included in segment operating results. ATI has made significant progress in standardizing and modernizing its retirement benefit programs. At the end of 2014 ATI froze the U.S. defined benefit pension plan for all non-represented employees, and implemented a market competitive defined contribution retirement plan to replace the frozen defined benefit plan.

ATI sales to the aerospace market were $335 million in the third quarter 2015. Sales declined compared to the second quarter 2015 due to seasonal demand, primarily in Europe, as well as the rapid decline in raw material prices, particularly nickel, which reduced raw material surcharges.

“In the Flat Rolled Products segment, very challenging market conditions for commodity stainless products and temporary operational disruptions from the shutdown and restart of operations resulting from the August 15 lockout of United Steelworkers -represented (USW) employees resulted in 25% lower shipment volume in the third quarter 2015 compared to the second quarter 2015,” Harshman continued. “In addition, near record low base-selling prices for commodity stainless steel products and near decade low nickel LME prices negatively impacted results.”

  ATI’s sales to key global markets represented 79% of ATI sales for the nine months ended September 2015:
    Sales to the aerospace and defense markets were $1.16 billion and represented 39% of ATI sales: 19% jet engine, 13% airframe, 7% defense.
    Sales to the oil & gas/chemical & hydrocarbon processing industry market were $479 million and represented 16% of ATI sales: 10% oil & gas, 6% chemical & hydrocarbon processing industry.
    Sales to the electrical energy market were $295 million and represented 10% of ATI sales.
    Sales to the automotive market were $239 million and represented 8% of ATI sales.
    Sales to the medical market were $167 million and represented 6% of ATI sales.
  Direct international sales were $1.26 billion and represented 42% of ATI’s nine months ended September 2015 sales.
  Sales of high-value products were 81% of ATI year-to-date 2015 sales.

“Sales in the High Performance Materials and Components segment were $475 million, a 7% decline compared to the second quarter 2015, and segment operating profit was $19 million, or 4.0% of sales,” Harshman said. “Segment results in the third quarter 2015 include $3 million of expense associated with defined benefit pension and postretirement medical plans. Results reflect further weakening in demand for our products from the oil & gas market, very weak demand for forged products from the construction and mining market, and a decline in sales to the aerospace market, compared to the second quarter, due to seasonal factors and customer order profiles. Also, segment operating profit continued to be negatively impacted by lower operating rates at our Rowley, UT titanium sponge facility.

“Flat Rolled Products segment sales were $358 million, a 30% decline compared to the second quarter 2015, and the segment operating loss was $92 million, including $15 million of expense from defined benefit pension and postretirement medical plans. Stainless steel demand was significantly depressed mainly due to unusually high domestic inventory levels that resulted from the first-half 2015 surge of low-priced imports, primarily from China, and generally weak demand influenced by falling raw material surcharges. Demand from the oil & gas market continued to deteriorate during the quarter.

“ATI Flat Rolled Products issued a lockout notice, effective August 15, 2015, to more than 2,000 employees at various locations, due to lack of progress in ongoing contract negotiations with the USW. The facilities are being operated by ATI salaried employees and temporary workers. After an initial drop in asset utilization due to the work stoppage, production rates have improved significantly over the last 4 to 5 weeks. These facilities are meeting and in many cases exceeding output, quality, and safety expectations.

“Cost reduction remains a strategic focus across ATI and we have targeted a minimum of $100 million in new gross cost reductions for 2015. Our operations achieved $77 million in gross cost reductions during the nine months ended September 2015. Managed working capital as a percentage of annualized sales increased to 46.0% at the end of September 2015 compared to 38.5% at year-end 2014 primarily due to lower sales volume in the third quarter 2015.

“Our balance sheet remains solid, with cash on hand of $198 million at the end of the third quarter 2015, and no borrowings outstanding on our new five-year Asset Based Lending (ABL) revolving credit facility. Total debt to total capitalization was 38.5% at the end of the third quarter 2015 compared to 37.0% at year-end 2014.

“During the third quarter, we completed a $400 million ABL with our bank group. Compared to ATI’s previous revolving credit facility, the ABL facility contains no leverage or interest coverage ratios, and the borrowing costs are expected to be lower.

“Including payments associated with the HRPF project, we now expect 2015 capital expenditures to be approximately $190 million, of which $100 million has been spent in the nine months ended September 30, 2015.”

Strategy and Outlook

“Our operating results reflect the very difficult, yet different, economic realities of our two business segments,” said Rich Harshman, Chairman, President and CEO. “At this point we see no significant improvement in our major end markets until 2016.

“We remain confident that our High Performance Materials and Components segment operating performance will significantly improve in 2016. Our production schedules from our aerospace customers show demand improvement for our next-generation nickel-based alloys and titanium-based alloys, and our precision forgings, castings, and components.

“Intense global competition across the end markets we serve combined with rapidly changing customer needs and expectations have a profound impact on our industry. During the third quarter, we announced that we are consolidating and integrating multiple business units within our High Performance Materials and Components (HPMC) segment under a single Executive Vice President, which we believe will result in a more streamlined, cohesive, and efficient business. As part of this initiative, last week, we implemented a reduction in salaried workforce in both the HPMC segment and at ATI’s headquarters. We expect approximately $23 million in reduced costs from these workforce reductions beginning in January 2016. Fourth quarter 2015 results are expected to include approximately $6 million in severance charges as a result of these workforce reductions.

“In our Flat Rolled Products segment, repair of the Hot-Rolling and Processing Facility’s Rotary Crop Shear was successfully completed on schedule at the end of September 2015. Our flat rolled products facilities are mostly operating at pre-work stoppage levels and asset utilization continues to improve. We have not restarted our Midland, PA commodity stainless melt shop due to weak demand and low prices for these products. We remain committed to reaching a fair and more competitive labor agreement with the USW. Our goal is to have the cost structure and enhanced product mix that enables ATI Flat Rolled Products to be a profitable and more competitive business.”

Financial Review

	Three Months Ended			Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2015	2015	2014	2015	2014
	In Millions

Sales	$832.7	$1,022.5	$1,069.6	$2,980.7	$3,175.9

Loss from continuing operations attributable to ATI before charges	$(31.2)	$(16.4)	$—	$(37.6)	$(21.9)
Charges (a)	(113.4)	—	—	(113.4)	—
Loss from continuing operations attributable to ATI	$(144.6)	$(16.4)	$—	$(151.0)	$(21.9)

	Per Diluted Share

Continuing operations attributable to ATI per common share before charges	$(0.29)	$(0.15)	$—	$(0.35)	$(0.20)
Charges (a)	(1.06)	—	—	(1.06)	—
Continuing operations attributable to ATI per common share	$(1.35)	$(0.15)	$—	$(1.41)	$(0.20)
(a)	Results for the three months and nine months ended September 30, 2015 include $113.4 million of after-tax charges, or $(1.06) per share, including Net Realizable Value inventory valuation adjustments of $49.5 million, or $(0.46) per share, and income tax valuation allowances of $63.9 million, or $(0.60) per share.

Percentage of Total ATI Sales	Three Months Ended			Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
High-Value Products	2015	2015	2014	2015	2014
Nickel-based alloys and specialty alloys	26%	29%	25%	28%	26%
Titanium and titanium alloys	19%	16%	16%	17%	15%
Precision forgings, castings and components	14%	13%	12%	13%	13%
Precision and engineered strip	14%	13%	14%	13%	13%
Zirconium and related alloys	8%	7%	6%	6%	6%
Grain-oriented electrical steel	4%	4%	4%	4%	4%
Total High-Value Products	85%	82%	77%	81%	77%

Third Quarter 2015 Financial Results

  Sales for the third quarter 2015 were $832.7 million, a decrease of 18.6% compared to the second quarter 2015 and 22.1% compared to the third quarter 2014. Compared to the second quarter 2015, sales decreased 7.1% in the High Performance Materials and Components segment due to lower shipments of most products. Flat Rolled Products segment sales decreased 30.0% compared to the second quarter 2015 due primarily to lower shipments and lower selling prices for both high-value products and standard products.
  Third quarter 2015 segment operating loss was $73.0 million, or (8.8)% of sales, compared to segment operating profit of $21.2 million, or 2.1% of sales, in the second quarter 2015, and $59.9 million, or 5.6% of sales, in the third quarter 2014. Effective for the third quarter 2015, ATI’s measure of segment operating performance excludes all impacts of LIFO and NRV inventory reserves, and includes all retirement benefit expenses attributable to ATI’s business units for both defined benefit and defined contribution plans. Prior segment results have been restated to reflect this basis of presentation. Segment results include retirement benefit expense for pension and other postretirement benefit plans of $17.7 million in both the third quarter and second quarter 2015, and $20.7 million in the third quarter 2014.
  Rapidly falling raw material prices, primarily for nickel resulted in a $75.8 million pretax LIFO inventory valuation reserve benefit in third quarter 2015 results. This benefit was offset by a $76.0 million pretax non-cash charge for Net Realizable Value inventory reserves, which are required to offset ATI’s aggregate net debit LIFO inventory balance that exceeds current inventory replacement cost.
  The loss from continuing operations attributable to ATI for the third quarter 2015 was $144.6 million, or $(1.35) per share, including charges for NRV inventory reserves and income tax valuation allowances of $113.4 million net of tax, or $(1.06) per share. For the second quarter 2015, loss from continuing operations attributable to ATI was $16.4 million, or $(0.15) per share. For the third quarter 2014, ATI was breakeven.
  Cash on hand was $197.5 million, a decrease of $72.0 million from year-end 2014. Cash flow provided by operations for the third quarter and first nine months of 2015 was $17.4 million and $108.9 million, respectively. For the first nine months of 2015, cash flow used in investing activities was $100.0 million, primarily for capital expenditures. Cash flow used in financing activities for the first nine months of 2015 was $80.9 million, including dividends of $57.9 million and net debt repayments of $21.6 million, primarily to repay the $21.4 million remaining term debt assumed in the 2011 Ladish acquisition.

High Performance Materials and Components Segment

Market Conditions

  Demand in the third quarter 2015 was lower in nearly all key end markets compared to the second quarter 2015. Sales to the oil & gas market were 34% lower compared to the second quarter 2015. Sales to the jet engine and airframe aerospace markets were down 2% and 10%, respectively in the third quarter 2015 compared to the second quarter 2015. Demand also weakened in the third quarter from the medical and construction and mining markets, while electrical energy market demand was slightly higher. Sales of our nickel-based and specialty alloys decreased 13%, sales of precision forgings, castings and components decreased 12%, and sales of zirconium and related alloys decreased 3% compared to the second quarter 2015. Sales of titanium and titanium alloys were flat compared to the second quarter 2015. International sales represented 44% of total segment sales for the third quarter 2015.

Third quarter 2015 compared to third quarter 2014

  Sales decreased 6.5% to $474.7 million compared to the third quarter 2014 primarily as a result of lower mill product shipments. Sales of titanium and titanium alloys were 4% lower compared to the third quarter 2014. Sales of most other products were lower, with sales of nickel-based and specialty alloys down 13% and sales of forgings, castings and components down 8%. Sales of zirconium and related alloys were 4% higher.
  Segment operating profit declined to $18.8 million, or 4.0% of total sales, compared to $53.8 million, or 10.6% of total sales, for the third quarter 2014 primarily as a result of lower sales of most products. The reporting change to segment results for retirement benefit expense from pension and other postretirement plans included $3.0 million of expense in the third quarter 2015, compared to $5.1 million of expense in the third quarter 2014. Segment results continued to be negatively impacted by low operating rates at our Rowley, UT titanium sponge facility and by the strategic decision to use ATI-produced titanium sponge rather than lower cost titanium scrap to manufacture certain titanium products.

Flat Rolled Products Segment

Market Conditions

  Weak market conditions continued to worsen, with standard stainless product sales down 36% and high-value product sales down 27%, compared to the second quarter 2015. Third quarter 2015 Flat Rolled Products segment titanium shipments, including Uniti joint venture conversion, were 1.5 million pounds, a 13% decrease compared to the second quarter 2015, due to continued weakening demand from global industrial markets. International sales represented 44% of total segment sales for the third quarter 2015.

Third quarter 2015 compared to third quarter 2014

  Sales were $358.0 million, a 36.3% decline compared to the third quarter 2014, primarily due to lower shipments for nearly all products, and lower base selling prices and raw material surcharges for standard products and most high-value products. Shipments of standard stainless products decreased 36%, reflecting the continuing impacts of a first half 2015 surge of low-priced imports, primarily from China, and ongoing, aggressive inventory reductions by distribution customers. Shipments of high-value products decreased 18%. Average selling prices decreased 26% for standard stainless products and 8% for high-value products. Flat Rolled Products segment shipment information is presented in the attached Selected Financial Data – Mill Products table.
  Segment operating loss was $91.8 million, or (25.6%) of sales, compared to a third quarter 2014 segment operating profit of $6.1 million, or 1.1% of sales. Results were negatively impacted by weakening base-selling prices and falling raw material surcharges. Lower operating levels, including the temporary impacts of restarting facilities in the Flat Rolled Products operations following the mid-quarter lockout of USW-represented employees, also negatively affected third quarter 2015 segment results. The reporting change to segment results for retirement benefit expense from pension and other postretirement plans included $14.7 million of expense in the third quarter 2015, compared to $15.6 million of expense in the third quarter 2014.

Income Taxes

  The income tax provision for the third quarter 2015 includes a $63.9 million valuation allowance, net of tax, on a portion of ATI’s deferred tax assets with future expiration dates, as a result of a three year cumulative loss from U.S. operations. The non-cash charge was comprised of a $56.6 million valuation allowance for certain state and federal tax benefits recognized in prior years, and a $7.3 million valuation allowance recorded as part of the current year’s effective tax rate, representing approximately a 6% tax rate impact. For the fourth quarter and full year 2015, ATI expects to have a 29% effective tax rate including the continued effects of recording deferred tax valuation allowances on current year results.

ATI will conduct a conference call with investors and analysts on Tuesday, October 20, 2015, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at www.ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the ATI website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, electrical energy, oil and gas/chemical process industry, medical, automotive, construction and mining, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, project cost overruns or unanticipated costs and expenses, or other factors; (d) continued decline in, or volatility of, prices, and availability of supply, of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; (g) labor disputes or work stoppage, including the current lockout of USW-represented employees; and (h) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2014, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Creating Value Thru Relentless Innovation®

Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $4.0 billion for the twelve months ended September 30, 2015. At September 30, 2015, ATI had approximately 9,500 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil & gas/chemical and hydrocarbon process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. The ATI website is www.ATImetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2015	2015	2014	2015	2014

Sales	$832.7	$1,022.5	$1,069.6	$2,980.7	$3,175.9
Costs and expenses:
Cost of sales	861.4	945.5	972.6	2,822.9	2,919.2
Selling and administrative expenses	62.5	72.4	68.7	198.0	202.1
Income (loss) before interest, other income and income taxes	(91.2)	4.6	28.3	(40.2)	54.6
Interest expense, net	(27.5)	(26.8)	(25.2)	(81.0)	(82.8)
Other income, net	0.8	0.6	1.0	2.3	2.9
Income (loss) from continuing operations before income taxes	(117.9)	(21.6)	4.1	(118.9)	(25.3)
Income tax provision (benefit)	23.4	(7.7)	0.5	23.7	(12.4)
Income (loss) from continuing operations	(141.3)	(13.9)	3.6	(142.6)	(12.9)
Income (loss) from discontinued operations, net of tax	-	-	(0.7)	-	(2.8)
Net income (loss)	$(141.3)	$(13.9)	$2.9	$(142.6)	$(15.7)
Less: Net income attributable to noncontrolling interests	3.3	2.5	3.6	8.4	9.0
Net loss attributable to ATI	$(144.6)	$(16.4)	$(0.7)	$(151.0)	$(24.7)

Basic net income (loss) per common share
Continuing operations attributable to ATI per common share	$(1.35)	$(0.15)	$-	$(1.41)	$(0.20)
Discontinued operations attributable to ATI per common share	-	-	(0.01)	-	(0.03)
Basic net loss attributable to ATI per common share	$(1.35)	$(0.15)	$(0.01)	$(1.41)	$(0.23)

Diluted net income (loss) per common share
Continuing operations attributable to ATI per common share	$(1.35)	$(0.15)	$-	$(1.41)	$(0.20)
Discontinued operations attributable to ATI per common share	-	-	(0.01)	-	(0.03)
Diluted net loss attributable to ATI per common share	$(1.35)	$(0.15)	$(0.01)	$(1.41)	$(0.23)

Amounts attributable to ATI common stockholders
Income (loss) from continuing operations, net of tax	$(144.6)	$(16.4)	$-	$(151.0)	$(21.9)
Income (loss) from discontinued operations, net of tax	-	-	(0.7)	-	(2.8)
Net loss	$(144.6)	$(16.4)	$(0.7)	$(151.0)	$(24.7)

Weighted average common shares outstanding -- basic (millions)	107.3	107.3	107.2	107.3	107.1
Weighted average common shares outstanding -- diluted (millions)	107.3	107.3	108.0	107.3	107.1
Actual common shares outstanding-- end of period (millions)	109.2	109.2	108.7	109.2	108.7

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited, dollars in millions)

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2015	2015	2014	2015	2014
Sales:
High Performance Materials & Components	$474.7	$511.1	$507.7	$1,528.6	$1,506.2
Flat Rolled Products	358.0	511.4	561.9	1,452.1	1,669.7

Total External Sales	$832.7	$1,022.5	$1,069.6	$2,980.7	$3,175.9

Operating Profit (Loss):

High Performance Materials & Components	$18.8	$44.4	$53.8	$136.1	$162.5
% of Sales	4.0%	8.7%	10.6%	8.9%	10.8%

Flat Rolled Products	(91.8)	(23.2)	6.1	(121.8)	(32.7)
% of Sales	-25.6%	-4.5%	1.1%	-8.4%	-2.0%

Operating Profit (Loss)	(73.0)	21.2	59.9	14.3	129.8
% of Sales	-8.8%	2.1%	5.6%	0.5%	4.1%

LIFO and net realizable value reserves	(0.2)	0.2	(10.0)	-	(12.9)

Corporate expenses	(10.7)	(10.1)	(11.4)	(33.6)	(37.3)

Closed company and other expenses	(6.5)	(6.1)	(9.2)	(18.6)	(22.1)

Interest expense, net	(27.5)	(26.8)	(25.2)	(81.0)	(82.8)

Income (loss) from continuing operations before income taxes	$(117.9)	$(21.6)	$4.1	$(118.9)	$(25.3)

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets
(Current period unaudited, dollars in millions)

	September 30,	December 31,
	2015	2014
ASSETS

Current Assets:
Cash and cash equivalents	$197.5	$269.5
Accounts receivable, net of allowances for doubtful accounts of $4.7 million and $4.8 million at September 30, 2015 and December 31, 2014, respectively	497.5	603.6
Inventories, net	1,356.1	1,472.8
Prepaid expenses and other current assets	47.5	136.2
Total Current Assets	2,098.6	2,482.1

Property, plant and equipment, net	2,938.2	2,961.8
Cost in excess of net assets acquired	780.2	780.4
Other assets	344.1	358.3

Total Assets	$6,161.1	$6,582.6

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$367.1	$556.7
Accrued liabilities	329.8	323.2
Deferred income taxes	36.2	62.2
Short term debt and current portion of long-term debt	4.0	17.8
Total Current Liabilities	737.1	959.9

Long-term debt	1,501.6	1,509.1
Accrued postretirement benefits	388.9	415.8
Pension liabilities	713.0	739.3
Deferred income taxes	190.7	80.9
Other long-term liabilities	112.2	156.2
Total Liabilities	3,643.5	3,861.2

Redeemable noncontrolling interest	12.1	12.1

Total ATI stockholders' equity	2,405.7	2,598.4
Noncontrolling interests	99.8	110.9
Total Equity	2,505.5	2,709.3

Total Liabilities and Equity	$6,161.1	$6,582.6

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited - Dollars in millions)

	Nine Months Ended
	September 30
	2015	2014

Operating Activities:

Net loss	$(142.6)	$(15.7)

Depreciation and amortization	141.4	131.6
Deferred taxes	9.6	15.0
Change in managed working capital	27.1	(195.9)
Change in retirement benefits	7.9	19.3
Accrued liabilities and other	65.5	7.5
Cash provided by (used in) operating activities	108.9	(38.2)
Investing Activities:
Purchases of property, plant and equipment	(99.5)	(157.5)
Purchases of businesses, net of cash acquired	(0.5)	(92.5)
Asset disposals and other	-	1.9
Cash used in investing activities	(100.0)	(248.1)
Financing Activities:
Payments on long-term debt and capital leases	(23.3)	(414.7)
Net borrowings under credit facilities	1.7	-
Dividends paid to shareholders	(57.9)	(57.8)
Taxes on share-based compensation and other	(1.4)	(3.8)
Cash used in financing activities	(80.9)	(476.3)
Decrease in cash and cash equivalents	(72.0)	(762.6)
Cash and cash equivalents at beginning of period	269.5	1,026.8
Cash and cash equivalents at end of period	$197.5	$264.2

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data - Mill Products
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2015	2015	2014	2015	2014
Shipment Volume:

Flat Rolled Products (000's lbs.)
High value	104,042	130,061	126,238	363,306	382,827
Standard	104,690	148,794	162,736	424,638	521,836
Flat Rolled Products total	208,732	278,855	288,974	787,944	904,663

Average Selling Prices:

Flat Rolled Products (per lb.)
High value	$2.34	$2.56	$2.54	$2.56	$2.51
Standard	$1.08	$1.19	$1.46	$1.21	$1.34
Flat Rolled Products combined average	$1.71	$1.83	$1.93	$1.83	$1.83

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, in millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2015	2015	2014	2015	2014
Continuing operations:
Numerator for Basic net income (loss) per common share -
Income (loss) from continuing operations attributable to ATI	$(144.6)	$(16.4)	$-	$(151.0)	$(21.9)

Redeemable noncontrolling interest	(0.2)	-	-	(0.3)	-
Numerator for Dilutive net income (loss) per common share -
Income (loss) from continuing operations attributable
to ATI after assumed conversions	$(144.8)	$(16.4)	$-	$(151.3)	$(21.9)

Denominator for Basic net income (loss) per common share -
Weighted average shares outstanding	107.3	107.3	107.2	107.3	107.1
Effect of dilutive securities:
Share-based compensation	-	-	0.8	-	-
Denominator for Diluted net income (loss) per common share -
Adjusted weighted average assuming conversions	107.3	107.3	108.0	107.3	107.1

Basic income (loss) from continuing operations attributable to ATI per common share	$(1.35)	$(0.15)	$-	$(1.41)	$(0.20)

Diluted income (loss) from continuing operations attributable to ATI per common share	$(1.35)	$(0.15)	$-	$(1.41)	$(0.20)

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited, dollars in millions)

	September 30,	December 31,
	2015	2014

Accounts receivable	$497.5	$603.6
Inventory	1,356.1	1,472.8
Accounts payable	(367.1)	(556.7)
Subtotal	1,486.5	1,519.7

Allowance for doubtful accounts	4.7	4.8
LIFO reserve	5.2	(4.8)
Inventory reserves	62.6	68.9
Corporate and other	8.4	5.9
Managed working capital	$1,567.4	$1,594.5

Annualized prior 2 months sales	$3,404.4	$4,144.5

Managed working capital as a % of annualized sales	46.0%	38.5%

September 30, 2015 change in managed working capital	$(27.1)

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO and other inventory valuation reserves and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited, dollars in millions)

	September 30,	December 31,
	2015	2014

Total debt	$1,505.6	$1,526.9
Less: Cash	(197.5)	(269.5)
Net debt	$1,308.1	$1,257.4

Net debt	$1,308.1	$1,257.4
Total ATI stockholders' equity	2,405.7	2,598.4
Net ATI capital	$3,713.8	$3,855.8

Net debt to ATI capital	35.2%	32.6%

Total debt	$1,505.6	$1,526.9
Total ATI stockholders' equity	2,405.7	2,598.4
Total ATI capital	$3,911.3	$4,125.3

Total debt to total ATI capital	38.5%	37.0%

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004